Exhibit 99

For Immediate Release

Company Contact:
Iehab J. Hawatmeh
CirTran Corporation
+(801) 963-5112
iehab@cirtran.com

CirTran’s Annual Meeting Highlighted by Update on Launch of Playboy Energy Drink

SALT LAKE CITY, June 24, 2008 – CirTran Corporation (OTCBB: CIRC) today reported recent events which took place during and around its annual meeting last week.

CirTran announced that Donald L. Buehner retired from its Board of Directors effective June 18, the date of the meeting.  The anticipated retirement was previously mentioned in a proxy statement and in the company’s most recent quarterly financial report.  Iehab J. Hawatmeh, CirTran’s chief executive officer, said a search for an outside Board member to replace Mr. Buehner was underway.

At the meeting, Mr. Hawatmeh and Fadi Nora, an investment consultant, were both reelected to the Board, and all other proposals presented to shareholders were passed.

Launching Playboy Energy

A highlight of the meeting was a report on test market and product launch activities for the new Playboy Energy Drink™ beverage manufactured and distributed by CirTran Beverage Corp.  Robert Nistico, president of U.S. Operations for affiliate Play Beverages, LLC, updated shareholders on progress to-date including a promotional bus tour and successful launch in Florida which paved the way for product shipments through Southern Wine and Spirits of America, Inc.  He said a similar bus tour and product launch is now underway in southern California in cooperation with the Coast Beverage Group, a subsidiary of Straub Distributing Co., which distributes Anheuser Busch beverages.

Mr. Nistico also described preliminary plans to organize U.S. sales territories into four divisions and build a sales staff of 40 by the end of fiscal 2009.  Mr. Hawatmeh added to the report, noting that product samples have been shipped overseas, pursuant to obtaining regulatory approvals needed from various countries involved in anticipation of distribution agreements.

CirTran Obtains Judgment in Casey Litigation

CirTran also said it recently obtained a $788,875 judgment against Michael Casey and Michael Casey Enterprises, Ltd.  CirTran had originally sued in 2005 on behalf of its subsidiary, CirTran – Asia, Inc. concerning licensing issues relating to the AB-King Pro exercise product.  The motion for partial summary judgment was granted in United States District Court.

About CirTran Corporation
Founded in 1993, CirTran Corporation (www.cirtran.com) has evolved from its roots as a premier international, full-service contract manufacturer.  From its headquarters in Salt Lake City, where it operates along with its Racore Technology (www.racore.com) electronics manufacturing subsidiary from an ISO 9001:2000-certified facility, CirTran has grown in scope and geography.  Today, CirTran’s operations include: CirTran-Asia, a subsidiary with principal offices in ShenZhen, China, which manufactures high-volume electronics, fitness equipment, and household products for the multi-billion-dollar direct response industry; CirTran Online, which offers products directly to consumers through major retail web sites, and CirTran Beverage, which has partnered with Play Beverages, LLC to introduce the Playboy Energy Drink™.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties.  Actual results could differ materially from those expressed in any forward-looking statement.  CirTran disclaims any obligation or intention to update any forward-looking statement.

All trademarks are properties of their respective owners.